Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Portfolio Recovery Associates, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-110330 and No. 333-110331) on Form S-8 and the registration statement (No. 333-162224) on Form S-3 of Portfolio Recovery Associates, Inc. of our reports dated February 16, 2010, with respect to the consolidated balance sheets of Portfolio Recovery Associates, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated income statements, and statements of changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Portfolio Recovery Associates, Inc.
/s/ KPMG LLP
Norfolk, Virginia
February 16, 2010